August 15, 2013

President’s Report

FHLBNY Declares a 4.00% Dividend for the Second Quarter of 2013

I am pleased to announce that, on August 15, 2013, your Board of Directors approved a dividend rate for the second quarter of 2013 of 4.00% (annualized). The dollar amount of the second quarter of 2013 dividend will be approximately $47.7 million. The cash dividend will be distributed on August 16, 2013.

Our members rely on the Home Loan Bank as a stable and dependable partner. Through our continued strong performance, the ongoing availability of our advances, and the consistency of our dividend, we are able to make this partnership work to the benefit of communities across New Jersey, New York, Puerto Rico and the U.S. Virgin Islands.

The dividend reflects the Bank’s low-risk profile and conservative business strategy, and is also reflective of the continuation of a low interest rate environment. The payout represents approximately 71 percent of available GAAP net income for the quarter (after setting aside restricted retained earnings); the remainder of net income will be allocated to unrestricted retained earnings. After payment of the second quarter of 2013 dividend, the Bank’s level of unrestricted retained earnings will be approximately $774.7 million as of June 30, 2013. At June 30, 2013, the Bank’s level of restricted retained earnings was $127.1 million. We will continue to maintain total retained earnings at calibrated levels to help ensure future regulatory compliance and provide additional protection for the capital investment of our stockholders.

To allow sufficient time to finalize financial results each quarter, please note that the Bank’s Board intends to continue to vote on dividend declarations approximately six weeks after the close of the calendar quarter.

We filed our Form 10-Q for the second quarter of 2013 with the U.S. Securities and Exchange Commission on Friday, August 9, 2013.

Sincerely,

Alfred A. DelliBovi
President and CEO

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.